EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors Midway Gold Corp.

We consent to the use of our reports dated March 7, 2012, with respect to the consolidated balance sheets of Midway Gold Corp. as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, comprehensive loss and stockholders’ equity for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference herein.

//s//  KPMG LLP

Chartered Accountants

May 9, 2012
Vancouver, Canada